Exhibit 99.77(q)(a)(1)

AMENDMENT NO. 27 TO TRUST INSTRUMENT OF

VOYA VARIABLE INSURANCE TRUST

Establishment and Designation of Series of Shares of Beneficial Interest

Effective: November 20, 2014

THIS AMENDMENT NO. 27 TO THE TRUST INSTRUMENT OF VOYA VARIABLE INSURANCE TRUST (“VVIT”), a Delaware statutory trust, dated July 15, 1999, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of VVIT on November 20, 2014, with respect to VY Goldman Sachs Bond Portfolio, a new series of VVIT, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of VVIT’s Trust Instrument. These resolutions serve to establish and designate the new series of VVIT.

VOYA VARIABLE INSURANCE TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Variable Insurance Trust (“VVIT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VVIT at a meeting held on November 20, 2014 with regard to the establishment of VY Goldman Sachs Bond Portfolio of VVIT:

RESOLVED, that pursuant to the Trust Instrument of Voya Variable Insurance Trust (“VVIT”), a Delaware statutory trust, dated July 15, 1999, as amended (the “VVIT Trust Instrument”), including Article II, Section 2.6 and Article XI, Section 11.8, the establishment of an additional series of VVIT designated as VY Goldman Sachs Bond Portfolio (“Goldman Sachs Bond Portfolio”), or a substantially similar name be, and hereby is, approved; and

FURTHER RESOLVED, that the officers of VVIT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the VVIT Trust Instrument to establish Goldman Sachs Bond Portfolio, to be effective on a date deemed appropriate by the officers of VVIT.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	December 12, 2014